Exhibit 99.1

News Release

Media contact:

Julia Houston, 678 579 7339

julia.houston@mirant.com

Investor Relations contacts:

Steve Himes, 678 579 3655

steve.himes@mirant.com

Audrey Emerson, 678 579 3231

audrey.emerson@mirant.com

Stockholder inquiries:

678 579 7777

March 26, 2009

Mirant Adopts Rights Plan Designed to Protect NOLs

ATLANTA – Mirant Corporation (NYSE: MIR) today announced that its Board of Directors has adopted a stockholder rights plan designed to protect the Company’s use of its federal Net Operating Losses (NOLs) from certain restrictions contained in Section 382 of the Internal Revenue Code.

The Company’s ability to use its NOLs can be negatively affected if there is an “ownership change” as defined under Section 382. In general, an ownership change would occur if certain shifts in ownership of the Company’s stock exceed 50 percent measured over a specified period of time. Given Section 382’s broad definition, an ownership change could be the unintended consequence of otherwise normal market trading in the Company’s stock that is outside of the Company’s control. The stockholder rights plan was adopted to reduce the likelihood of such an unintended ownership change occurring. However, there can be no assurance that the stockholder rights plan will prevent such an ownership change.

“We have adopted a rights plan designed to protect our NOLs, which serves the interests of all our stockholders,” said Edward R. Muller, Chairman, President and CEO of Mirant Corporation. “The rights plan is not intended for defensive, anti-takeover purposes. Once the plan is no longer needed for the preservation of NOLs, the Board intends to terminate the rights plan,” Mr. Muller said.

Under the stockholder rights plan, when a person or group has obtained beneficial ownership of 4.9% or more of the Company’s common stock, or an existing holder with greater than 4.9% ownership acquires more shares representing at least an additional 0.2% of the Company’s common stock, there would be a triggering event causing significant dilution in the economic interest and voting power of such person or group. Such triggering event would also occur if an existing holder with greater than 4.9% ownership but less than 5.0% ownership acquires more shares that would result in such stockholder obtaining beneficial ownership of 5.0% or more of the Company’s common stock. The Board has the discretion to exempt an acquisition of common stock from the provisions of the stockholder rights plan if it determines the acquisition will not jeopardize tax benefits or is otherwise in the Company’s best interests. The details of the operation of the stockholder rights plan can be found in the Company’s Current Report on Form 8-K which will be filed this week.

This stockholder rights plan will be limited in life, and the rights will expire upon the earliest of (1) the Board of Directors’ determination that the plan is no longer needed for the preservation of NOLs due to the implementation of legislative changes, or any other change; (2) on March 25, 2010; or (3) certain other events described in the plan.

Mirant is a competitive energy company that produces and sells electricity in the United States. Mirant owns or leases approximately 10,112 megawatts of electric generating capacity. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, the difficulty of determining all of the facts relative to Section 382; unreported buying and selling activity by stockholders; unanticipated interpretations of the Internal Revenue Code; the inability of the stockholder rights plan to dissuade an investor from effecting an “ownership change” by either increasing or reducing their ownership of shares of Mirant’s common stock; the potential loss of Mirant’s NOLs notwithstanding the implementation of the stockholder’s rights plan; the potential negative impact a stockholder’s rights plan could have on takeover efforts that would otherwise be beneficial to stockholders; Mirant’s ability to forecast its tax attributes, which are based upon various facts and assumptions; Mirant’s ability to protect and use its NOLs to offset taxable income; Mirant’s ability to generate taxable income in the future; and the risks and uncertainties described in Mirant’s Form 10-K for the year ended December 31, 2008, under the caption “Cautionary Statement Regarding Forward-Looking Information.”

Mirant undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise. The foregoing review of factors that could cause Mirant’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Mirant’s future results included in Mirant’s filings with the Securities and Exchange Commission at www.sec.gov.